Exhibit 10.1

SEVERANCE AGREEMENT, WAIVER AND RELEASE
COLORADO

This Severance Agreement, Waiver and Release (the “Agreement”) is entered into between Evergreen Energy Inc. (the “Company”), and Steve Wolff (the “Employee”).  The “Effective Date” of this Agreement is as defined below in Paragraph 7.

In consideration of the conditions, covenants and agreements set forth below, for good and valuable consideration, the sufficiency of which is hereby acknowledged, the Company and the Employee (collectively called the “Parties”) agree as follows:

1.           The Employee was employed by the Company as Executive Vice President of Engineering until his separation from employment on May 31, 2009.  The purpose of this Agreement is to settle all issues relating to his employment and separation from employment.

2.           The Company and the Employee, each without admitting any liability or wrongdoing, desire to resolve amicably, and in the spirit of compromise, all issues and differences between them in accordance with and in consideration of the terms of this Agreement.

3.           The Employee understands and acknowledges that whether or not he signs this agreement, he is entitled to and has received any earned but unpaid salary through May 31, 2009, commissions, vacation pay, paid time off, expenses, or other amounts to which the Employee already is entitled in accordance with the terms of the Company’s established policy.  If the Employee has any remaining expenses for which he has not yet been reimbursed, he agrees to submit his claim, if any, for such expenses by June 30, 2009, and the Company agrees to pay such expenses within one calendar week of the date the claim is received, subject to approval of the amount and appropriateness of such expenses in accordance with established company policy.

4.           Severance Payment.  Pursuant to Employee’s Terms of Employment, dated July 3, 2007, Company agrees to pay the Employee a “Severance Payment” as follows:

a.           Commencing on June 1, 2009, an amount equivalent to twelve (12) months of salary at his regular salary rate, less applicable withholding for federal and state taxes and other deductions required by law.  The Company will pay this part of the Severance Payment in the same manner as a regular employee through the regularly scheduled payroll process.

      b.          Employee will continue to receive health insurance through the earlier of (i) May 31, 2010; or (ii) the start date of new employment by Employee which provides him, at the cost of the hiring company’s other employees, health insurance.  Employee shall immediately notify Company (notice to the attention of the CEO) if and when (ii) occurs.  Employee will not earn any fringe benefits during the payment period of this Agreement.

Severance Agreement, Waiver and Release

      c.          Employee will receive, by June 30, 2009, a payment of thirty thousand dollars ($30,000.00), being an amount equal to the last bonus paid to Employee by the Company.

5.           Mutual Waiver and Release of Claims. In exchange for this Agreement and in consideration of the Severance Payment provided by Paragraph 4 above, which is in addition to anything of value to which the Employee already is entitled, the Employee hereby irrevocably and unconditionally releases and forever discharges the Company and its officers, members, agents, directors, shareholders, supervisors, employees, representatives, affiliates, and their successors and assigns, and all persons acting by, through, under, or in concert with any of them, from any and all charges, complaints, demands, damages, costs, expenses, causes of action, action, rights, benefits, complaints, claims and liabilities of any kind or nature whatsoever, known or unknown, suspected or unsuspected, certain or contingent, which the Employee at any time had or claimed to have regarding events that occurred up to and including the Effective Date of this Agreement, including but not limited to any and all such claims arising out of, related to, or in any manner incidental to the Employee’s employment with the Company or his separation from employment.

Similarly, in consideration of the rights and obligations created by this Agreement, the Company, and its officers, members, agents, directors, shareholders, supervisors, employees, representatives, affiliates, and their successors and assigns, and all persons acting by, through, under, or in concert with the Company, hereby irrevocably and unconditionally release and forever discharge the Employee and his heirs, successors, and assigns from any and all charges, complaints, demands, damages, costs, expenses, causes of action, action, rights, benefits, complaints, claims and liabilities of any kind or nature whatsoever, known or unknown, suspected or unsuspected, certain or contingent, which the Company at any time had or claimed to have regarding events that occurred up to and including the Effective Date of this Agreement.

6.           Specific Claims Released.  This release includes, but is not limited to, all claims arising under any federal, state or municipal law, including the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, Equal Pay Act, Fair Labor Standards Act, Family and Medical Leave Act, Age Discrimination in Employment Act, National Labor Relations Act, Occupational Safety and Health Act, Employee Retirement Income Security Act (except as specified below in this section), Colorado Wage Claim Act, the Colorado Anti-Discrimination Act, and other statutes and the common law of the state of Colorado, including claims for tort, breach of express or implied employment contract, wrongful discharge, intentional infliction of emotional distress, and defamation or injuries incurred on the job or upon separation from employment.  The Parties understand and agree that they are waiving and releasing any and all claims that they now have or might claim to have against each other based on events up to the Effective Date of this Agreement, regardless of their nature or origin, and the fact that such claim is not listed above does not mean it is not included in this release.

Severance Agreement, Waiver and Release

This release does not preclude an action by either party to enforce the specific terms of this Agreement. It does not preclude workers’ compensation claims, if any, that have already been filed or that pertain to on-the-job injuries that have already been reported.  This release does not preclude claims for benefits in which the Employee has become vested under the Employee Retirement Income Security Act.

7.           ADEA Release; Effective Date.  The Employee acknowledges, understands, and agrees as follows:

a.           He has carefully read and fully understands all of the provisions of this Agreement, including the release provisions.

b.           He knowingly and voluntarily agrees to all of the terms set forth in this Agreement, and he intends to be legally bound by them.

c.           Through this Agreement, he is releasing the Company from any and all claims, including claims under the Age Discrimination in Employment Act (ADEA) and all other claims described above in Paragraphs 5 and 6 that he may have against the Company and the other persons described above.

d.           He/she understands that rights or claims under the ADEA that may arise after the Effective Date of this Agreement are not waived.

e.           He has been advised to, and has had the opportunity to, consult with an attorney before executing this Agreement.

f.           By receiving the Severance Payment specified in this Agreement, he is receiving valuable consideration in addition to anything to which he already is entitled.

g.           He has been given the opportunity to have up to twenty-one (21) days in which to consider this Agreement before signing it, and if he chooses to sign it before the 21-day period has expired, he does so knowingly, voluntarily, and without any compulsion from the Company or anyone else.

h.           He has seven (7) days after signing this Agreement to revoke it.  This Agreement will become effective as to both Parties upon the expiration of the seven-day revocation period (the “Effective Date”), if the Employee has not revoked this Agreement.  To be effective, revocation must be in writing and received by William G. Laughlin, General Counsel of the Company, within the seven-day period.  The notice of revocation must be sent or delivered by letter or transmitted via facsimile to Mr. Laughlin at the Company’s office in Denver, Colorado, and must be received by him within the specified period.

Severance Agreement, Waiver and Release

      9.           Covenant Not to Sue.  The Parties expressly covenant and agree never to institute or participate in any suit or action, at law or in equity, arbitration, administrative proceeding, or other proceeding, against each other by reason of the claims released in this Agreement.  This covenant and agreement specifically includes, without limitation, administrative actions, arbitrations, actions in court of law and equity, class actions, and any type of action or proceeding that may be filed in the future, but does not include an action or claim to enforce the rights and obligations created by this Agreement.

10.           Non-Disparagement.  The Employee agrees that he will not make any negative, disparaging, derogatory, or adverse statements, remarks, comments, or other communications, in any form or format, to any third party regarding the Company; any of its officers, directors, employees, or agents; or any of its products.  The Company agrees that its officers, directors, and agents will not make any negative, disparaging, derogatory, or adverse statements, remarks, comments, or other communications, in any form or format, to any third party regarding the Employee.

11.           Non-Disclosure.  The Employee agrees to keep the circumstances regarding the negotiations, existence, conditions, and terms of this Agreement strictly confidential.  The Employee agrees that he will not disclose any of these items to any person, including but not limited to any former, current, or prospective employee of the Company, with the exceptions that the Employee may disclose the terms of this Agreement to his financial advisor, attorney(s), accountant, family, or by order of, or in response to inquiry by, a court of law or administrative agency.  It is further agreed that if the Employee discloses the terms of this Agreement to any family member, the Employee will be responsible for any breach of this Agreement by that family member.  It is expressly agreed that this Non-Disclosure provision is an essential and material provision of this Agreement.

12.           Confidential Information.  The Employee agrees that he will not at any time, during or after the termination of his/her employment, reveal, divulge, or make known to any person any confidential or proprietary information (“Confidential Information”) that was made known to him as a result of his/her employment with the Company.  “Confidential Information” shall mean any trade secret or information of a secret, proprietary, or confidential nature to the Company and its business operations that the Employee acquired during and as a result of his employment, including but not limited to all methods, processes, products, techniques, know-how, marketing strategies and plans, data, financial statements and projections, business plans, inventions, improvements, or discoveries (whether or not patentable or copyrightable), price lists, forecasts, customer lists, customer files, and customer requirements, unless such information is in the public domain to such an extent as to be readily available to competitors.  This section shall survive the termination of this Agreement.

13.           Breach of Provisions by Employee.  The Employee and the Company enter into this Agreement with the understanding that all of the terms and provisions of this Agreement,

Severance Agreement, Waiver and Release

including but not limited to Paragraphs 5 through 11 inclusive, are material and important terms of this Agreement, and that the amount of the Severance Payment made to the Employee has been based in part on the value to the Company of these provisions.  In the event that the Employee breaches any of the provisions of Paragraphs 5 through 11, the Company, in addition to all remedies available to it at law and equity, shall be released from its obligation to make any further payments or installments of the Severance Payment.  However, in such event, the Employee’s covenants and obligations in this Agreement shall remain in full force and effect.  Further, the Employee agrees and acknowledges that any violation by him/her of Paragraphs 5 through 11 will result in irreparable damage to the Company and, therefore, the Company may obtain injunctive or other equitable relief for any breach or threatened breach of these Paragraphs, in addition to any other remedies available to the Company.

14.           Non-Admission of Liability.  This Agreement is not, and shall not be construed as, an admission by either party of any wrongdoing or liability, or as an admission by either party of any violation of the rights of any person, or of any violation of any order, law, statute, duty, or contract.

15.           Return of Property.  The Employee acknowledges that he has returned to the Company all files and documents (whether stored electronically or otherwise), records, credit cards, keys, electronic access pass or passes, parking pass, computer equipment, telephones, and other property of the Company.   To the extent that he has not returned all such property yet, he agrees to return any and all remaining property by June 30, 2009.

16.           Intentionally left blank

17.           Personnel File and Release of Information.  The Parties agree that a copy of this Agreement shall be maintained in the Employee’s personnel file, and that the Company shall respond to any inquiries concerning his/her employment by providing a neutral reference verifying only his position, dates of employment,  final salary rate and that his position at the Company had been eliminated.

18.           Unemployment Claims. The Company agrees not to contest any claim for unemployment benefits made by the employee to the State of Colorado and agrees that a claim for unemployment benefits would not violate the release provisions of Paragraphs 5 through 8.  The parties understand that despite the Non-Disclosure provisions of Paragraph 11 of this Agreement, the Employee may provide, or may be required by the unemployment agency to provide, information regarding the existence and amount of the Severance Payment provisions of this Agreement in connection with his claim for unemployment benefits.

19.           Authority and Non-Assignment.  The Parties represent and warrant that they have full authority to enter into this Agreement and that they have not assigned or otherwise

Severance Agreement, Waiver and Release

transferred, to any other person or entity, any interest in any claim, demand, action and/or cause of action that they have, may have, or may claim to have against each other.

20.           Accord and Satisfaction.  The Parties expressly acknowledge that the Severance Payment made pursuant to Paragraph 4 and the promises made herein constitute a full accord and satisfaction of any and all claims between the Parties.

21.           Warranties and Acknowledgments.  The Parties expressly warrant and represent to each other the following:  (a) that no promise or inducement has been offered except as expressly provided in this Agreement; (b) that this Agreement is not in violation of or in conflict with any other agreement of the Parties; and (c) that the Parties have had the opportunity to resolve all questions concerning the meaning, legal nature, and binding effect of this Agreement with counsel of their choosing.

22.           Cooperation with the Company.  The Employee agrees to make himself available at reasonable times by telephone or otherwise to assist the management of the Company in connection with their requests, investigations, or inquiries concerning events or matters relevant to the period of time the Employee was with the Company and related to the scope of his duties.  The Employee shall fully cooperate with the Company in the defense or prosecution of any claims or demands related to the period of time he was with the Company.  This cooperation would include voluntarily submitting to interviews, providing information, or appearing in court or discovery proceedings as requested by attorneys or other authorized representatives of the Company.

23.           Miscellaneous.

a.           Successors and Assigns.  This Agreement shall be binding in all respects upon, and shall inure to the benefit of, the heirs, successors, and assigns of the Parties.

b.           Severability.  In the event that a court of competent jurisdiction enters a final judgment holding invalid any material provision of this Agreement, the remainder of this Agreement shall be fully enforceable.

c.           Integration.  This Agreement constitutes the entire agreement of the Parties and a complete merger of prior negotiations and agreements. This Agreement shall not be modified except in writing signed by the Parties or their authorized representatives.

d.           Waiver.  No term or condition of this Agreement shall be deemed to have been waived, nor shall there be an estoppel against the enforcement of any provision of this Agreement, except in a written document signed by the party charged with the waiver or estoppel.  No written waiver shall be deemed a continuing waiver unless specifically stated herein, and the written waiver shall operate only as to the specific term or condition waived.

Severance Agreement, Waiver and Release

e.           Mistake.  The Company and the Employee each forever waive all rights to assert that this Agreement, or any provision of it, was the result of a mistake in law or in fact. Further, they forever waive all rights to assert that any or all of the legal theories or factual assumptions used for negotiating purposes are for any reason inaccurate or inappropriate, or that this Agreement is incomplete or otherwise unenforceable, in any respect.

f.           Fees and Costs.  In any action to enforce, interpret, or seek damages for violation of this Agreement, the prevailing party shall recover all reasonable attorney fees, litigation expenses, and court costs.

g.           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado and, where applicable, of the United States.

h.           Counterparts; Facsimile.  This Agreement may be signed in counterparts, and it shall be as effective when counterparts have been executed by the Parties as if each party had signed the same counterpart.   This Agreement may be delivered by facsimile.

Steve Wolff /s/ Steve Wolff Signature Dated: May 13, 2009	Evergreen Energy Inc. By /s/ Kevin Collins Name: Kevin Collins Dated: May 13, 2009